William P. Morrissey
Senior Vice President                                                Immediately
(617) 628-4000

                 CENTRAL BANCORP REPORTS THIRD QUARTER EARNINGS

     SOMERVILLE, MASSACHUSETTS, January 28, 2003-- Central Bancorp, Inc. (NASDAQ: CEBK) today reported net income of $910,000, or $0.58 per diluted share, for the three months ended December 31, 2002, compared to $949,000, or $0.57 per diluted share, for the corresponding quarter in the prior fiscal year.

     For the nine months ended December 31, 2002, net income increased 27.5% to $2,605,000, or $1.63 per diluted share, from $2,043,000, or $1.22 per diluted share, in the year earlier period. Exclusive of the impact of gains and losses on the sales and write-downs of investment securities, core earnings increased 49.5% during the first nine months of the current fiscal year compared to the same period in the prior year. The elimination of goodwill amortization in the current fiscal year, as required by a change in generally accepted accounting principles, contributed $216,000 to the improved results in fiscal 2003.

     John D. Doherty, Chairman, President & Chief Executive Officer, stated, "I am pleased that we were able to sustain our improved financial performance for this fiscal year, as compared to last year, by being successful in our two primary business functions, namely, originating loans and gathering deposits. Loan originations exceeded $50 million during the third quarter, a record level for the Bank. In addition, core deposits increased at an annualized rate of over 25% during the current quarter."

     Mr. Doherty added, "We have implemented our plan to create a mortgage banking capability to increase our non-interest income and better manage interest rate risk, which has contributed greatly to our growth in loan origination activity. While the sales of loans through December 31, 2002 were not significant, we have committed to sell to secondary mortgage market investors nearly $20 million of recently originated fixed-rate residential mortgages. The gains from these sales are expected to make a major contribution to growth in the core components of non-interest income in the fourth quarter of this fiscal year."

                                  (continued)

Central Bancorp, Inc.
Page 2 of 3

     The results for the quarter ended December 31, 2002, as compared to the same period in the prior year, were favorably affected by an increase of $644,000 in net interest and dividend income. Such increase was largely due to a 59 basis point reduction in the overall cost of funds to 3.20%. The Company experienced an increase in its net interest margin to 3.73% in the most recently completed quarter from 3.63% in the same quarter of the prior fiscal year. With the sustained low interest rate environment currently in existence, and the related record level of loan refinancing activity, the Company believes it is likely to experience some compression in its net interest margin during the upcoming year.

     Loan quality continued to be outstanding with no loans delinquent in excess of 90 days at December 31, 2002. In addition, loan delinquencies continued to be minimal and the Company held no foreclosed assets at end of the current quarter.

     Central Bancorp, Inc., is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices and one limited-service high school branch in suburban Boston.

                           (See accompanying tables.)

--------------------------------------------------------------------------------

This earnings report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.
--------------------------------------------------------------------------------

Central Bancorp, Inc.
Page 3 of 3

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               Quarter Ended         Nine Months Ended
                                                December 31,            December 31,
                                           --------------------------------------------
                                             2002         2001        2002       2001
                                           --------------------------------------------
                                                 (Unaudited)             (Unaudited)
Net interest and dividend income           $  4,352    $  3,708    $ 12,748    $ 10,304

Net gain (loss) on sales and write-downs
  of investment securities                       14          16        (196)        339

Other non-interest income                       292         228         783         652

Non-interest expenses                         3,200       2,467       9,222       8,086
                                           --------    --------    --------    --------

  Income before taxes                         1,458       1,485       4,113       3,209

Provision for income taxes                      548         536       1,508       1,166
                                           --------    --------    --------    --------
  Net income                               $    910    $    949    $  2,605    $  2,043
                                           ========    ========    ========    ========

Earnings per share:

  Basic                                    $   0.58    $   0.57    $   1.64    $   1.23
                                           ========    ========    ========    ========

  Diluted                                  $   0.58    $   0.57    $   1.63    $   1.22
                                           ========    ========    ========    ========

Weighted average number of
  shares outstanding:
  Basic                                       1,569       1,657       1,584       1,661
                                           ========    ========    ========    ========

  Diluted                                     1,580       1,672       1,600       1,676
                                           ========    ========    ========    ========

RECONCILIATION OF GAAP
  EARNINGS TO CORE EARNINGS:
Net income per GAAP                        $    910    $    949    $  2,605    $  2,043
Net (gain) loss on sales and write-downs
  of investment securites, net of taxes          (9)        (11)        121        (220)
                                           --------    --------    --------    --------
  Core earnings                            $    901    $    938    $  2,726    $  1,823
                                           ========    ========    ========    ========

                         CONSOLIDATED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                            DECEMBER 31,     March 31,
                               2002            2002
                            --------------------------
                            (UNAUDITED)
Total assets                $488,047        $468,219
Total loans (1)              399,988         371,707
Allowance for loan losses      3,276           3,292
Deposits                     286,721         261,907
Borrowings                   155,857         164,000
Stockholders' equity          41,090          38,954

(1) Includes loans held for sale of $19,494 at December 31, 2002.